UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549

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ROVI CORPORATION
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In connection with Rovi Corporation's Annual Meeting of Stockholders to be held on April 30, 2013 (the “Annual Meeting”), Rovi Corporation is communicating the below information to its stockholders commencing April 9, 2013.

Purpose of the Outreach

By now you should have received our Notice of the 2013 Annual Meeting and Proxy Statement (“Proxy Statement”). We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are requesting your support on Proposal 4, Advisory Vote to Approve Named Executive Compensation (the “Say on Pay Proposal”).

In a report issued on March 28, 2013, Institutional Shareholder Services (“ISS”) recommended that our stockholders vote against our Say on Pay Proposal. We disagree with the ISS recommendation and on April 2, 2013 we requested via electronic mail that ISS correct certain factual errors, revise certain statements that were misleading and reconsider the recommendation contained in its report. Following a telephone conference with ISS on April 5, 2013, ISS issued an information alert with respect to our Say on Pay Proposal whereby ISS offered clarifications of certain statements contained in its original report, but neglected to correct errors we identified in our correspondence. We feel the clarification that ISS offered continues to misstate our compensation objectives, elements and considerations. We take serious issue with ISS's recommendations against our Say on Pay Proposal and request that you consider the information in our Proxy Statement and the information highlighted below for more information regarding the reasons our Board of Directors is recommending a vote “FOR” Proposal 4.

1. ISS's report mischaracterized our cash bonus payments for 2012 performance

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ISS initially reported that we “failed to achieve any of our performance metrics under our short-term incentive plan.” This was simply false. As stated in our Proxy Statement, we achieved 86.4% of our target adjusted pro forma (APF) revenue goal and 79% of the target APF operating income goal under our annual incentive plan. This level of achievement translated to a payout of 48% of the portion of the target bonus opportunity allocated to corporate performance (which was 100% of the Chief Executive Officer's bonus opportunity) as determined under our corporate performance factor matrix. In each instance, our Named Executive Officers received 48% of the portion of their bonus opportunities allocated to corporate performance - that is, payouts were made in direct relation to achievement of the performance metrics under our plan. In its recent information alert, ISS made a modest correction to its prior report, acknowledging this mistake, yet failed to modify its analysis (which relied on that error) and the rationale supporting the recommendation remained unchanged. We fail to see how such a major error, despite correction, did not warrant a revision to the conclusion based on such error.

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ISS also discounted our rationale for awarding discretionary bonuses as merely summarizing those achievements as “cost reductions and organization restructuring.” As described in our Proxy Statement, the discretionary awards were based on “significant efforts in organizational restructuring, merger & acquisition activity, divestiture analysis including the Rovi Entertainment Store, strategy and product rationalizations” and “implementation of significant cost reduction initiatives, including: a major cost reduction initiative that removed approximately $36 million of annualized cost from the company and eliminated 160 actual or planned headcount (in addition to an optimization program in May 2012 that reduced costs by $3.9 million); and launching of additional cost reduction initiatives to re-allocate $16 million that could be reinvested in strategic initiatives without impacting the company's cost structure.” ISS's characterization significantly understates these actual performance achievements and we believe the ISS analysis and rational do not hold once reviewed in light of our public disclosures.

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ISS's original report argued that the discretionary bonus seemingly made up for any bonus gap in annual compensation left by an inability to meet corporate performance goals. ISS characterized such discretionary components as “significant” and argued that such awards may reduce the incentive for management to meet objective-based performance goals. Again, when reviewed with even modest scrutiny, such statements are not defensible. We have consistently noted that our compensation committee retains discretion to award additional annual variable cash bonuses. Taking our Chief Executive Officer for instance, the compensation committee may award an amount up to 200% of his base salary.  The committee's exercise of discretion to reward our Chief

Executive Officer for the significant performance achievements noted above that were undertaken throughout 2012 resulted in an award of only 19.25% of the maximum potential discretionary portion, which was 38.5% of his base salary and when added to the portion of his bonus objectively earned for company performance achievements under the incentive plan, only 86.5% of his target bonus.  The conclusion that such a modest discretionary award relative to the compensation committee's authority has somehow reduced our Chief Executive Officer's (or other Rovi executives') incentive to meet objective-based performance goals, where the failure to do so in 2012 resulted in a below target cash bonus payout is an incorrect conclusion and is not based on fact.

2. ISS's report mischaracterized the goals under our annual bonus program for 2012

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ISS's initial report also based its recommendation to vote “against” our Say on Pay Proposal on its incorrect observation that we predicted growth in 2012, yet lowered our revenue goals below 2011 results. In fact, as reported in our February 2012 earnings release, we provided guidance regarding our 2012 adjusted pro forma (“APF”) revenue, which was targeted at $755M-785M after taking into account the Roxio divestiture. Our reported 2011 APF revenue, which also assumed the Roxio divestiture had occurred, was disclosed as $715.7M APF Revenue. Therefore, the 2012 APF revenue goal of $770M did account for our projected growth in 2012 over 2011 APF revenue of $715.7M. A similar conclusion can be drawn as to the company's APF operating profit goals, which were set in the same manner and all of which can be found in our public filings from 2011 to present. Despite our clarification of this point with ISS, in its recent information alert, ISS made another modest correction to its prior report, acknowledging this mistake and yet failed to modify its conclusion. We fail to see how another major error, despite correction, did not warrant a revision to the conclusion that was based on such error.

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ISS also drew the conclusion that our reported results in our Proxy Statement were different from what was reported in our February 2012 earnings release. For bonus calculation purposes we clearly disclosed the inclusion of the Roxio operating results in our 2011 targets and achievements as Roxio was managed throughout 2011 even though the business was reclassified to discontinued operations in the fourth quarter of 2011. Again, this information is available in our publicly filed documents, including our Proxy Statement, but in its recent information alert, ISS stated that its false observation was based on earnings guidance and well as information contained in our Proxy Statement.

3. ISS's report mischaracterized equity awards granted to our Chief Executive Officer in 2012

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In its initial report, ISS states that Mr. Carson's equity grants were nearly eighteen (18) times his base salary and were predominately time based in 2012. With respect to the size of his overall grant, this statement is misleading because the characterization is based on the grant-date value of the awards and as evidenced by the portion of the performance award tied to 2012 performance that did not vest, such value may never be realized if performance metrics are not met.  Further, this statement suggests the value of his compensation is unreasonable; however, according to ISS's own quantitative test to measure the magnitude of pay, our score is less than the multiple of the ISS-selected peer group median that triggers concern under ISS's methodology. With respect to the characterization of Mr. Carson's grants as predominantly time based, ISS fails to state that of the three components of long-term equity awards (stock options, time-based restricted stock and performance-based restricted stock), Mr. Carson's performance-based restricted stock was the largest component as confirmed in ISS's report.

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ISS also extrapolates that the rigor of our goals is impossible to analyze due to a lack of disclosure, all of which negatively affects our stockholders and their need for information. First, we do not disclose our goals at the beginning of our performance period because doing so would result in competitive harm, which is consistent with the disclosure rules under the federal securities regulations and we believe is in the best interest of our stockholders.  We do disclose the goals in CD&A following the applicable performance period, because we do want our stockholders to have good visibility into our efforts. Further, to state that it is impossible to judge the rigor of our goals is an unfair conclusion given that the goals for 2012 were set at a level sufficient to cause none of Mr. Carson's performance-based shares to vest for that year.  Failure to meet the goals resulted in Mr. Carson failing to vest in $920,962.50 in value (1/4th of the $3,683,850 grant date value of the performance-based award) in 2012, which we believe is consistent with rigorous and carefully crafted goals that ultimately serve to align management and our stockholders' interests.

We invite you to read the Proxy Statement for more information regarding the reasons the Board of Directors is recommending a vote “FOR” Proposal 4, Advisory Vote to Approve Named Executive Compensation. We appreciate your time and consideration on this matter and ask for your support of the Board's recommendations.

If you have any questions, you may direct them to Lori Barker, Vice President, Investor Relations, at 408-764-5309.